EXHIBIT 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of March 1, 2005 (this “Supplemental Indenture”), among LFS-Merger Sub, Inc., a Texas corporation (“Merger Sub”), Eye Care Centers of America, Inc., a Texas corporation (“ECCA”), each of the Subsidiaries of ECCA listed on Schedule I hereto (the “Subsidiary Guarantors”) and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Merger Sub and the Trustee have heretofore executed and delivered an Indenture, dated as of February 4, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 10 3/4% Senior Subordinated Notes due 2015 of the Company (the “Securities”);

WHEREAS, concurrently with the execution of this Supplemental Indenture, pursuant to the terms of the Merger Agreement, Merger Sub has been merged with and into ECCA, with ECCA as the Successor Company;

WHEREAS, Section 4.1(a) of the Indenture requires that upon a merger of Merger Sub with or into another Person, the Successor Company shall execute and deliver a supplemental indenture pursuant to which such Successor Company will expressly assume all of the obligations of Merger Sub under the Securities and the Indenture;

WHEREAS, Section 3.12(a) of the Indenture requires that, upon consummation of the Acquisition, the Company shall cause each of its Subsidiaries to unconditionally Guarantee, on a joint and several basis, the Securities pursuant to the terms and conditions of the Indenture; and

WHEREAS, pursuant to Section 11.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Merger Sub, ECCA, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Assumption of Securities; Guarantee

SECTION 2.1 Agreement to be Bound as Issuer; Assumption of Securities. ECCA hereby becomes a party to the Indenture as the Successor Company of Merger Sub, as issuer of the Securities, and as such succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Indenture and shall be subject to all of the obligations and agreements of the Company under the Indenture. ECCA agrees to be bound by all of the provisions of the Indenture applicable to the Company, and expressly assumes and agrees to perform all of the obligations and agreements of the Company under the Indenture and the Securities including, without limitation, the full and prompt payment of the principal of, premium, if any, and interest on the Securities.

SECTION 2.2 Agreement to be Bound as a Subsidiary Guarantor. Each of the Subsidiary Guarantors hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.3 Guarantee. Each Subsidiary Guarantor agrees, on a joint and several basis, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Article XI and Article XII of the Indenture, including without limitation, the full and prompt payment of the principal of, premium, if any, and interest on the Securities, on a senior subordinated basis as provided in the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to ECCA or any Subsidiary Guarantor shall be given in the manner provided in the Indenture to ECCA or such Subsidiary Guarantor at the address set forth below:

Eye Care Centers of America, Inc.
11103 West Avenue
San Antonio, Texas 78213
Fax: (210) 524-6996
Attention: Douglas C. Shepard

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With copies to:

Shearman & Sterling LLP
599 Lexington Avenue New York, New York 10022 Fax: (212) 848-7879 Attention: Robert Evans, III, Esq.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7 Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the provision required by the TIA shall control. Each Subsidiary Guarantor in addition to performing its obligations under its Securities Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LFS-MERGER SUB, INC.

By:	/s/ Anthony DiChiara
Name:	Anthony DiChiara
Title:	President, Treasurer and Secretary

EYE CARE CENTERS OF AMERICA, INC.,
as Successor Company

By:	/s/ Douglas C. Shepard
Name:	Douglas C. Shepard
Title:	Executive Vice President, Chief
Financial Officer, Secretary and Treasurer

Each Subsidiary Guarantor listed on Schedule I hereto

By:	/s/ Douglas C. Shepard
Name:	Douglas C. Shepard
Title:	Chief Financial Officer

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Patricia Gallagher
Name:	Patricia Gallagher
Title:	Vice President

SCHEDULE I

Subsidiary Guarantors

EyeMasters, Inc.
ECCA Enterprises, Inc.
Eye Care Holdings, Inc.
ECCA Management Investments, Inc.
ECCA Management, Inc.
EyeMasters of Texas Investments, Inc.
EyeMasters of Texas Management, Inc.
Stein Optical, Inc.
Eye DRx Retail Management, Inc.
Vision World, Inc.
Visionary Retail Management, Inc.
Visionary Properties, Inc.
ECCA Distribution Investments, Inc.
ECCA Distribution Management, Inc.
Visionary Lab Investments, Inc.
Visionary Lab Management, Inc.
Enclave Advancement Group, Inc.
ECCA Managed Vision Care, Inc.
ECCA Management Services, Ltd.
EyeMasters of Texas, Ltd.
ECCA Distribution Services, Ltd.
Visionary Lab Services, Ltd.
Visionworks Holdings, Inc.
Metropolitan Vision Services, Inc.
Hour Eyes, Inc.
Visionworks, Inc.